Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED FINANCIAL DATA

The following Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of March 31, 2020 combine the historical Consolidated Statements of Financial Condition of Pacific Premier Bancorp, Inc. (“Pacific Premier”) and the historical Consolidated Balance Sheet of Opus Bank (“Opus”) as of such date (i) on an actual historical basis and (ii) assuming the completion of the merger of Opus with and into Pacific Premier's wholly-owned subsidiary Pacific Premier Bank, with Pacific Premier Bank as the surviving institution (which is referred to as the merger), at such date using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

The following Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the year ended March 31, 2020 combine the historical Consolidated Statements of Operations of Pacific Premier and the historical Consolidated Statements of Income of Opus for such period, giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

Although pro forma financial information is not a measurement of performance calculated in accordance with GAAP, Pacific Premier and Opus believe that pro forma financial information is important because it gives effect to the merger. The manner in which Pacific Premier and Opus calculate pro forma financial information may differ from similarly titled measures reported by other companies.

The unaudited pro forma combined condensed consolidated financial data included are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the Opus acquisition had been completed on the dates or at the beginning of the periods indicated or which may be obtained in the future. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the respective period’s historical consolidated financial statements and the related notes of Pacific Premier and Opus. The historical consolidated financial statements of Pacific Premier are included in Pacific Premier’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020. The historical consolidated financial statements of Opus are included in Pacific Premier’s Current Report on Form 8-K filed on June 1, 2020, and are incorporated by reference into Amendment No. 1 to Current Report on Form 8-K/A filed along with this Exhibit 99.3 on July 1, 2020.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the opportunities to earn additional revenue and does not include certain assumptions as to cost savings and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

The unaudited pro forma combined condensed consolidated stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Pacific Premier’s common stock or the actual or future results of operations of Pacific Premier for any period. Actual results may be materially different than the pro forma information presented.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
AS OF MARCH 31, 2020
(Dollars in thousands)

	Pacific Premier Bancorp, Inc. Historical	Opus Bank Historical	Pro Forma Adjustments	Notes	Pro Forma Combined(1)
Assets
Cash and cash equivalents	$534,032	$798,915	$(65,101)	(2)	$1,267,846
Interest-bearing time deposits with financial institutions	2,708	—	—		2,708
Investment securities	1,372,314	991,261	2,069	(3)	2,365,644
Loan held for sale, at lower of cost or fair value	111	—	—		111
Loans held for investment	8,754,869	5,990,190	(143,056)	(4)	14,602,003
Allowance for credit losses	(115,422)	(51,424)	(45,306)	(5)	(212,152)
Loans, net	8,639,447	5,938,766	(188,362)		14,389,851
Premises and equipment	61,615	20,803	(3,697)	(6)	78,721
Goodwill	808,322	235,603	(128,264)	(7)	915,661
Intangible assets	79,349	32,866	(8,673)	(8)	103,542
Other assets	478,311	364,980	67,827	(9), (18)	911,118
Total assets	$11,976,209	$8,383,194	$(324,201)		$20,035,202
Liabilities
Deposits	$9,093,072	$6,702,821	$8,736	(10)	$15,804,629
Other borrowings	521,017	450,000	4,002	(11)	975,019
Subordinated debentures	215,269	133,342	6,900	(11)	355,511
Other liabilities	143,934	90,731	(4,991)	(12)	229,674
Total liabilities	9,973,292	7,376,894	14,647		17,364,833
Stockholders' equity
Preferred stock	—	29,110	(29,110)	(13)	—
Common stock	586	700,220	(699,876)	(13)	930
Additional paid-in capital	1,596,680	90,241	633,445	(13)	2,320,366
Retained earnings	361,242	213,588	(270,166)	(13), (18)	304,664
Accumulated other comprehensive income	44,409	3,862	(3,862)	(13)	44,409
Treasury stock	—	(30,721)	30,721	(13)	—
Total stockholders' equity	2,002,917	1,006,300	(338,848)		2,670,369
Total liabilities and stockholders' equity	$11,976,209	$8,383,194	$(324,201)		$20,035,202

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Data.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2020
(Dollars in thousands, except per share data)

	Pacific Premier Bancorp, Inc. Historical	Opus Bank Historical	Pro Forma Adjustments	Notes	Pro Forma Combined(1)
Interest income	$123,789	$68,899	$11,921	(14)	$204,609
Interest expense	14,614	17,823	(3,849)	(15)	28,588
Net interest income before provision for loan losses	109,175	51,076	15,770		176,021
Provision for credit losses	25,454	7,557	78,580	(5)	111,591
Net interest income after provision for loan losses	83,721	43,519	(62,810)		64,430
Noninterest income	14,475	13,900	—		28,375
Noninterest expense	66,631	139,036	435	(16)	206,102
Income before income tax	31,565	(81,617)	(63,245)		(113,297)
Income tax	5,825	3,226	(11,671)		(2,620)
Net income	$25,740	$(84,843)	$(51,574)		$(110,677)

Earnings per common share
Basic	$0.43	$(2.34)			$(1.20)
Diluted	0.43	(2.34)			(1.20)
Weighted average common shares outstanding
Basic	59,007,191	36,373,280	(3,637,328)	(17)	91,743,143
Diluted	59,189,717	36,373,280	(3,637,328)	(17)	91,925,669

  The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Data.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

Note A—Basis of Presentation

The Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition and explanatory notes as of March 31, 2020 combines the historical Consolidated Statement of Financial Condition of Pacific Premier and the historical Consolidated Balance Sheet of Opus as of such date (i) on an actual historical basis and (ii) assuming the completion of the merger at such date, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of March 31, 2020 gives effect to the completion of Pacific Premier's acquisition of Opus.

The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations and explanatory notes for the year ended March 31, 2020 combine the historical Consolidated Statements of Operations of Pacific Premier and the historical Consolidated Statements of Income of Opus for such period, giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

Since the merger is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Pacific Premier's balance sheet. In addition, certain anticipated costs associated with the merger such as professional fees, legal fees and conversion-related expenditures are not reflected in the pro forma statements of operations.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses (“ACL”), for purposes of the Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the year ended March 31, 2020, Pacific Premier assumed no adjustments to the historical amounts of Opus's provisions for credit losses. In addition, the fair value of the loan portfolio is not necessarily reflective of the ACL calculated under the current expected credit losses, or CECL model, as the fair value also takes into account an interest and liquidity component.

Note B—Accounting Policies and Financial Statement Classifications

The accounting policies of Opus are in the process of being reviewed in detail by Pacific Premier. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

In connection with the merger, the plan to integrate Pacific Premier's and Opus's operations is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain furniture and equipment. Pacific Premier also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and in the period incurred.

Note D—Estimated Annual Cost Savings

Pacific Premier expects to realize cost savings following the merger. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

Adjustments to the pro forma condensed combined balance sheet

1.	The pro forma data in this column presents the unaudited financial data for Pacific Premier on a pro forma combined basis reflecting the consummation of the merger with Opus, as applicable, if the merger had taken place as of the date indicated, or at the beginning of the period indicated, after giving effect to the pro forma adjustments described in the other footnotes to this table.

2.	Adjustment reflects $65.1 million for estimated transactions costs and $2 thousand for cash in lieu of fractional shares.

3.	Fair market value adjustment for investment securities.

4.	Adjustment made to reflect the preliminary estimated market value of loans, which includes an estimate of lifetime credit losses and an interest rate and liquidity component, as well as a gross-up of the purchased credit deteriorated (“PCD”) loans by approximately $18.1 million of ACL. Loans include net deferred costs and unearned discounts of $27.3 million.

5.	Purchase accounting reversal of allowance for credit losses, which is not carried over under ASC 805, Business Combinations, as well as the initial estimated ACL for purchased credit deteriorated loans of approximately $18.1 million established through an adjustment to the acquired loan balance and the initial estimated ACL for non-PCD loans of approximately $78.6 million, which is recorded as provision for credit losses with a deferred tax adjustment of $22.0 million, resulting in a net impact to retained earnings of $56.6 million. The off-balance sheet commitments or investment securities are not adjusted for estimated ACL as these adjustments are considered immaterial or not applicable at this time. Management will continue to evaluate and monitor the estimated ACL for these items.

6.	Estimated fair market value adjustment for property and leases.

7.	Adjustments to goodwill to eliminate Opus's historical goodwill of $235.6 million and record estimated goodwill associated with the acquisition of $107.3 million resulting from the difference between the consideration paid to Opus shareholders less the net fair value of the acquired assets and assumed liabilities. Goodwill can be summarized as follows (dollars in thousands, except share and per share data):

Opus Bank
March 31, 2020
Pacific Premier shares issued to Opus Bank shareholders, net of fractional shares, as of May 29, 2020	34,572,539
Pacific Premier issue price per common share, based on the closing price as of May 29, 2020	$21.62
Value of stock consideration paid to shareholders	$747,458
Cash in lieu of fractional shares	2
Value of restricted stock awards	328
Value in-the-money from options and warrants	1,817
Total pro forma aggregate merger consideration paid	$749,605

Equity of Opus at March 31, 2020	$1,006,300
Less: goodwill of Opus	(235,603)
Stockholders' equity less goodwill	770,697
Fair value adjustment to assets and liabilities:
Loans held for investment, net	(161,206)
Allowance for credit loss	51,424
Loans, net	(109,782)
Securities	2,069
Premises and equipment	(3,697)
Intangible assets	(8,673)
Deferred tax effect of adjustments, excluding transactions costs (28%)	40,441
Other assets	(1,436)
Deposits	(8,736)
Other borrowings	(4,002)
Subordinated debentures	(6,900)
Other liabilities	4,991
Total fair value adjustments	(95,725)
Fair value of net assets acquired	674,972
Add: Capitalized merger-related expense	(32,706)
Preliminary pro forma goodwill	$107,339

8.	Adjustments to other intangible assets to eliminate Opus's historical core deposit intangibles of $32.9 million and record estimated core deposit intangible and customer relationship intangible assets associated with the acquisition of $21.0 million and $3.2 million purchase accounting adjustments, respectively. The fair value of core deposit intangible assets is assumed to be 0.40% of core deposits for Opus..

9.	Deferred tax asset created from transaction expenses and fair market value adjustments of other assets, including lease assets.

10.	Fair market value adjustment for time deposits.

11.	Fair market value adjustment for borrowings.

12.	Fair market value adjustment for lease liability related to acquired operating leases.

13.	Purchase accounting reversal of preferred and common equity accounts, and adjustments to additional paid-in capital includes consideration paid, transaction costs, fair market value adjustments, tax adjustments and goodwill created.

Adjustments to the pro forma condensed statements of operations

14.	The amortization/accretion of fair value adjustments related to loans based on sum of years' digits accelerated method over the estimated lives of the related asset, which approximates 60 months.

15.	The amortization/accretion of fair value adjustments related to deposits, other borrowings and subordinated debentures are recognized over 60 months, 12 months, and 60 months, respectively.

16.	Noninterest expense of Opus for the three months ended March 31, 2020 includes a goodwill impairment loss of $96.2 million driven predominantly by the negative impact of the COVID-19 pandemic on stock market valuations and the price of Opus common stock. Pro forma adjustment includes amortization of core deposit intangibles and customer relationship intangibles over an estimated ten-year and twelve-year life, respectively, as well as the fair value adjustments related to fixed assets and other assets over the estimated life of two years.

17.	Adjustment reflects the elimination of the Opus’s weighted average shares outstanding, offset by the issuance of common stock by acquirer for each outstanding share of Opus’s common stock to be issued in connection with the merger.

18.	Adjustments reflect a deferred tax adjustment of $22.0 million and a net impact to retained earnings of $56.7 million, attributable to the $78.6 million of ACL for the acquired non-PCD loans.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth certain historical, pro forma and pro forma equivalent per share financial information for the Pacific Premier common stock and the Opus common stock. The pro forma and pro forma equivalent per share information for the year ended March 31, 2020 gives effect to the merger as if the transaction had been effective on the last date of the period, in the case of book value data, and as if the transaction had been effective on the first day of the period, in the case of income and dividend data. The pro forma information in the below table assumes that the merger is accounted for under the acquisition method of accounting. The information in the following table is based on, and should be read together with, (i) the historical consolidated financial statements of Pacific Premier included in Pacific Premier’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, and (ii) the historical consolidated financial statements of Opus included in Pacific Premier’s Current Report on Form 8-K filed on June 1 2020, and are incorporated by reference into Amendment No. 1 to Current Report on Form 8-K/A filed along with this Exhibit 99.3 on July 1, 2020.

At or for the
Three Months Ended
March 31, 2020
Net Income Per Common Share(1):
Historical Pacific Premier
Basic	$0.43
Diluted	0.43
Historical Opus
Basic	(2.34)
Diluted	(2.34)
Pro Forma for Opus Acquisition(1)
Basic	(1.20)
Diluted	(1.20)
Equivalent pro forma for Opus Acquisition(1)(2)
Basic	(1.08)
Diluted	(1.08)
Dividends Declared Per Common Share:
Historical Pacific Premier	0.25
Historical Opus	0.11
Equivalent pro forma for Opus Acquisition	0.34
Dividends Declared Per Preferred Share(3):
Historical Pacific Premier	—
Historical Opus	5.50
Equivalent pro forma for Opus Acquisition	—
Book Value Per Common Share (at period end):
Historical Pacific Premier	33.40
Historical Opus	26.86
Pro Forma for Opus Acquisition(1)	28.29
Equivalent pro forma for Opus Acquisition(1)(2)	25.46

______________________________

(1) Pro forma shares are calculated by adding together the historical shares reported by Pacific Premier and historical shares reported by Opus adjusted for the estimated purchase accounting adjustments to be recorded in connection with the Opus acquisition to equate to an estimated 34,407,486 of Pacific Premier shares to be issued in connection with the Opus acquisition based on the terms of the merger agreement.

(2) The equivalent pro forma per share data combined for Opus is computed by multiplying the pro forma combined amounts by the exchange ratio of 0.9000.

(3) Pacific Premier does not have outstanding preferred stock, and each share of Opus preferred stock issued and outstanding are canceled in exchange for the right to receive that number of shares Pacific Premier common stock based on the exchange ratio of 0.9000 as a result of the merger. Therefore the equivalent pro forma cash dividends per preferred share is zero.